Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Registration Statement of United Financial Mortgage Corp. of our report dated July 11, 2003 on the financial statements of United Financial Mortgage Corp. appearing in the April 30, 20003 Annual Report on Form 10-KSB of United Financial Mortgage Corp. and to the reference to us under the caption “Experts” in the related prospectus.

/s/ Crowe Chizek and Company LLC

Oak Brook, Illinois
December 10, 2003